State of Delaware
Secretary of State
Division of Corporations
Delivered 03:07 PM 11/27/2012
FILED 03:07 PM 11/27/2012
SRV 121264868 - 5248302 FILE

CERTIFICATE OF FORMATION

OF

DOMINION ELWOOD HOLDINGS, LLC

This Certificate of Formation of Dominion Elwood Holdings, LLC dated November 27, 2012 is being duly executed and filed by Sharon L. Burr, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. Code §18-101, et seq.).

1. The name of the limited liability company is Dominion Elwood Holdings, LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. This Certificate of Formation shall be effective upon its filing date.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Dominion Elwood Holdings, LLC this 27th day of November, 2012.

Sharon L. Burr
Authorized Person